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                                                                      EXHIBIT 18

March 8, 2000

Venator Group, Inc.
233 Broadway
New York, NY 10279

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Venator Group, Inc. and subsidiaries (the "Company"), as of January 29, 2000 and January 30, 1999, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended January 29, 2000, and have reported thereon under date of March 8, 2000. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10K for the year ended January 29, 2000. As stated in Note 20 to those financial statements, the Company changed its method of calculating the market-related value of pension plan assets used in determining the return on plan assets component of net pension expense and the accumulated unrecognized net loss subject to amortization. The Company states the newly adopted accounting method is preferable in the circumstances because it results in calculated plan asset values that more closely approximate fair value, while still mitigating the impact of annual market-value fluctuations. In accordance with your request, we have reviewed and discussed with the Company officials the circumstances and business judgment and planning upon which the decsion to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of an acceptable method of accounting over another accpetable method. However, for purposes of Venator Group, Inc's compliance with the requirments of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.


Very truly yours,
/s/KPMG LLP